EXHIBIT 3

First Amendment
to
Amended and Restated Charter
of
Cornerstone Bancshares, Inc.

Adopted in accordance with Section 48-20-106 of the
Tennessee Business Corporation Act

1.                                       Name.  The name of the corporation is Cornerstone Bancshares, Inc.

2.                                       Effective Date.  This Amendment is to be effective when filed with the Secretary of State of Tennessee.

3.                                       Amendment.  Section 3, Shares, shall be deleted in its entirety and replaced with the following:

3.                                       Shares.  The corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares of Common Stock the corporation shall have authority to issue is 10,000,000, One Dollar ($1.00) par value per share, which shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.  The total number of shares of Preferred Stock the corporation shall have authority to issue is 2,000,000, in any number of classes and series within classes and having the preferences, limitations and relative rights as may be determined from time to time by the board of directors of the corporation, as permitted under Tennessee Annotated, §48-16-102.

4.                                       Corporation.  The corporation is for profit.

5.                                       Adoption.  This Amendment was duly adopted by the board of directors of the Company on January 26, 2004 and by the shareholders of the Company on April 22, 2004.

IN WITNESS WHEREOF, I have executed this Amended and Restated Charter as of the 23rd day of April, 2004.

/s/ Nathaniel F. Hughes
Nathaniel F. Hughes
President and Chief Financial Officer of
Cornerstone Bancshares, Inc.

CERTIFICATE

The First Amendment to Amended and Restated Charter contains amendments requiring shareholder approval.  The undersigned corporation hereby certifies that this First Amendment to Amended and Restated Charter, which contains amendments to its Charter, was duly adopted as of April 22, 2004 by the vote of the holders of a majority of the issued and outstanding common stock of the corporation at the annual meeting of the corporation’s shareholders.

CORNERSTONE BANCSHARES, INC.

Signature Date:	By:	/s/	Nathaniel F. Hughes
April 23, 2004			Nathaniel F. Hughes
President and Chief Financial Officer